Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Completes Acquisition of Oasis Midstream

HOUSTON, TEXAS – February 1, 2022 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) and Oasis Midstream Partners LP (“Oasis Midstream”) announced today that the companies have successfully closed the transactions contemplated by the previously announced merger agreement. As a result of the combination, Crestwood has significantly enhanced its scale and competitive position in the Williston and Delaware Basins, enabling the company to capture expected operational and commercial synergies of approximately $45 million and driving enhanced financial strength and flexibility.

As previously announced, under the terms of the merger agreement, public holders of Oasis Midstream common units will receive 0.8700 Crestwood common units in exchange for each Oasis Midstream common unit. As previously announced, Crestwood unitholders as of the February 7, 2022 record date, including legacy Oasis Midstream unitholders that remain Crestwood unitholders, will receive Crestwood’s $0.625 per limited partner unit distribution, attributed to the fourth quarter 2021 and payable on February 14, 2022. Crestwood will utilize excess available free cash flow from the combined company to make the fourth quarter 2021 distribution payment.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Forward Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements include, among others, statements regarding the expected synergies and enhanced financial strength and flexibility from the transaction with Oasis Midstream and the timing thereof, and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in Crestwood’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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NEWS RELEASE

Source: Crestwood Equity Partners LP

Crestwood Equity Partners LP

Investor Contact

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

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